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NEWS RELEASE                                                      [TENNECO LOGO]

     CONTACTS:
     JANE OSTRANDER                         LESLIE HUNZIKER
     MEDIA RELATIONS                        INVESTOR RELATIONS
     847 482-5607                           847 482-5042
     JOSTRANDER@TENNECO.COM                 LHUNZIKER@TENNECO.COM


       TENNECO ACQUIRES MOBILE EMISSIONS BUSINESS OF COMBUSTION COMPONENTS
                                ASSOCIATES, INC.
   COMPANY ADVANCES ITS FULL-SYSTEM SCR EMISSIONS CAPABILITIES TO MEET FUTURE
                               DIESEL REGULATIONS

Lake Forest, Illinois, August 20, 2007 -- Tenneco Inc. (NYSE: TEN) today announced that it has signed an agreement to acquire the mobile emissions business of Combustion Components Associates, Inc. (CCA), a manufacturer of air pollution control technologies. The acquisition enhances Tenneco's complete system integration capabilities for selective catalyst reduction (SCR) emissions control technologies designed to meet future more stringent diesel emissions regulations for passenger cars and trucks.

CCA develops emissions control solutions for customers in the transportation and power generation industries. The company has designed and manufactured a Nitrogen Oxides (NOx) emission reduction system called ELIM-NOx(TM), which is designed to reduce NOx emissions by 70 to 90 percent using SCR technology. SCR is the process of removing NOx through a chemical reaction and is considered the leading technology for helping diesel engines meet the NOx emissions standards. Customer demands for this new technology, driven by regulations, will increase in the U.S., Europe and China starting in 2010 -- 2012.

"This acquisition strengthens our advanced technology offering. ELIM-NOx(TM) is one of the few proven high-performance systems for urea and hydrocarbon injection. Combined with the SCR technology we produce today, Tenneco can offer our customers a fully-integrated emission control system to meet stringent diesel emissions regulations for NOx reduction," said Gregg Sherrill, Tenneco Chairman and CEO. "This technology allows us to optimize both the performance and cost of a total aftertreatment system, providing greater value for our customers globally."

The ELIM-NOx(TM) injector system and "self-learn" monitoring device are unique. The injector system is capable of providing rapid, uniform dispersion of urea without the use of steam or compressed air, reducing overall system lifecycle cost. Tenneco believes that, with this technology, it will be the only complete emissions control system manufacturer with the capability to manufacture and integrate its own injector systems into a diesel emissions control system.

The "self-learn" monitoring device--which uses sensors to measure NOx, exhaust temperature, and other engine parameters-- significantly reduces vehicle development time and cost. It is temporarily mounted on a development vehicle as it operates in normal driving conditions. This helps minimize off-line vehicle testing and calibration.

"The CCA self-learning capability is truly unique, allowing for very quick prototyping of development vehicles. We believe it will offer an extremely attractive system integration alternative for our customers, saving both time and

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money compared to traditional dynamometer calibration techniques," said Tim
Jackson, Tenneco Chief Technology Officer.

In addition to providing this innovative solution to original equipment manufacturers, Tenneco will also sell retrofit versions of the ELIM-NOx(TM) system for commercial vehicles. Later this year, the company expects to complete final validation testing for the system to be added to the EPA list of verified retrofit technologies.

Tenneco will purchase CCA's mobile emission business for approximately $16 million. The transaction is subject to customary closing conditions, including receipt of various third party approvals. Tenneco expects the transaction to close in September.

ABOUT TENNECO
Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

ABOUT COMBUSTION COMPONENTS ASSOCIATES
CCA develops, manufactures and markets air pollution control technologies for the power generation and transportation industry. For over twenty-five years, CCA has been an industry leader in the design, development, testing and manufacture of high efficiency, low emission combustion systems for boilers and diesel engines. CCA has over 300 customers in the areas of power and automotive applications.

This press release contains forward-looking statements regarding the proposed acquisition and Tenneco's plans following the acquisition. Words such as "expects," "will" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are (i) the receipt of necessary third party approvals in connection with the transaction, (ii) Tenneco's ability to successfully integrate the acquisition, and (iii) Tenneco's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K/A for the year ended December 31, 2006. Further information can be found on the company's web site at www.tenneco.com.


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